Exhibit 99.1

News Release
Contact: Michael Stivala
Chief Financial Officer & Chief Accounting Officer
P.O. Box 206, Whippany, NJ 07981-0206
Phone: 973-503-9252
FOR IMMEDIATE RELEASE
Suburban Propane Partners, L.P. Announces Strong
First Quarter Earnings Following Twentieth Distribution Increase
Whippany, New Jersey, February 5, 2009 — Suburban Propane Partners, L.P. (NYSE:SPH), a nationwide distributor of propane, fuel oil and related products and services, as well as a marketer of natural gas and electricity, today announced earnings for its first quarter ended December 27, 2008. Net income amounted to $80.7 million, or $2.46 per Common Unit, compared to $85.4 million, or $2.61 per Common Unit, in the prior year quarter. Earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the first quarter of fiscal 2009 amounted to $97.3 million, compared to $102.6 million in the prior year quarter. Included in the results for the prior year first quarter was a $43.7 million gain from the sale of the Tirzah, South Carolina, underground propane storage cavern and associated 62-mile pipeline.
The first quarter of fiscal 2009 was characterized by normal winter temperatures throughout most of the Partnership’s service territories, declining (yet volatile) commodity prices which remained high compared to historical levels, and the recession. Overall, sales volumes in the propane and refined fuels segments were negatively affected by the adverse economic conditions. Adjusted EBITDA of $82.2 million for the first quarter of fiscal 2009 improved $20.7 million, or 33.7%, compared to Adjusted EBITDA in the prior year first quarter of $61.5 million (excluding the $43.7 million gain from the sale of the Tirzah assets). Once again, the Partnership did not borrow any amounts under its working capital facility and the Partnership ended the first quarter of fiscal 2009 with more than $130.0 million of cash on hand. The Partnership continues to maintain strong liquidity and has not accessed the working capital facility since April 2006.
In announcing these results, Chief Executive Officer Mark A. Alexander said, “These outstanding results are further evidence of the strength of our operating platform. Despite the current environment, we generated more than 33% year-over-year growth in Adjusted EBITDA, 6% year-over-year growth in distributions and ended the quarter with more than $130 million of cash on the balance sheet. These are notable achievements due in large part to the steps taken over the past several years to prepare our operating platform and balance sheet to withstand the many challenges presented to the industry.”
Retail propane gallons sold in the first quarter of fiscal 2009 decreased 12.9 million gallons, or 11.5%, to 99.0 million gallons compared to 111.9 million gallons in the prior year quarter. Sales of fuel oil and other refined fuels decreased 6.9 million gallons, or 29.2%, to 16.7 million gallons during the first quarter of fiscal 2009 compared to 23.6 million gallons in the prior year quarter. Overall, temperatures across the Partnership’s service territories were at normal levels for the first quarter of fiscal 2009 and 8% colder than the prior year quarter. The favorable volume impact of the colder average temperatures was more than offset by declines in commercial and industrial volumes resulting from the economic recession and, to a lesser extent, continued customer conservation.

Revenues of $363.3 million decreased $61.8 million, or 14.5%, compared to the prior year first quarter, primarily due to the aforementioned decrease in volumes sold, as well as lower average selling prices associated with lower commodity prices. Average posted prices for propane and fuel oil were 47.0% and 26.3% lower, respectively, compared to the prior year quarter. The dramatic decline in commodity prices in a relatively short period of time has contributed to a reduction in product costs that has outpaced the decline in average selling prices during the first quarter of fiscal 2009. Cost of products sold decreased $103.5 million, or 37.3%, to $174.2 million in the first quarter of fiscal 2009 compared to $277.7 million in the prior year first quarter. Cost of products sold in the first quarter of fiscal 2009 included a $15.0 million unrealized (non-cash) gain attributable to the mark-to-market adjustment for derivative instruments used in risk management activities, compared to a $2.7 million unrealized (non-cash) loss in the prior year quarter; these unrealized gains and losses are excluded from Adjusted EBITDA for both periods in the table below.
Combined operating and general and administrative expenses of $91.8 million for the first quarter of fiscal 2009 were $3.3 million, or 3.7%, higher than the prior year quarter, primarily due to higher variable compensation attributable to higher earnings, partially offset by continued savings in payroll and vehicles expenses resulting from further operating efficiencies. Net interest expense increased $1.0 million as a result of lower interest income on invested cash.
On January 21, 2009, the Partnership announced that its Board of Supervisors declared the twentieth increase (since the Partnership’s recapitalization in 1999) in the Partnership’s quarterly distribution from $0.805 to $0.810 per Common Unit for the three months ended December 27, 2008. On an annualized basis, this increased distribution rate equates to $3.24 per Common Unit, an increase of $0.02 per Common Unit from the previous distribution rate, and an increase of 6.2% compared to the first quarter of fiscal 2008. The $0.810 per Common Unit distribution will be paid on February 10, 2009 to Common Unitholders of record as of February 3, 2009.
Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of more than 900,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.
This press release contains certain forward-looking statements relating to future business expectations and financial condition and results of operations of the Partnership, based on management’s current good faith expectations and beliefs concerning future developments. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those discussed or implied in such forward-looking statements, including the following:

•	The impact of weather conditions on the demand for propane, fuel oil and other refined fuels, natural gas and electricity;

•	Volatility in the unit cost of propane, fuel oil and other refined fuels and natural gas, the impact of the Partnership’s hedging and risk management activities and the adverse impact of price increases on volumes as a result of customer conservation;

•	The ability of the Partnership to compete with other suppliers of propane, fuel oil and other energy sources;

•	The impact on the price and supply of propane, fuel oil and other refined fuels from the political, military or economic instability of the oil producing nations, global terrorism and other general economic conditions;

•	The ability of the Partnership to acquire and maintain reliable transportation for its propane, fuel oil and other refined fuels;

•	The ability of the Partnership to retain customers;

•	The impact of customer conservation, energy efficiency and technology advances on the demand for propane and fuel oil;

•	The ability of management to continue to control expenses;

•	The impact of changes in applicable statutes and government regulations, or their interpretations, including those relating to the environment and global warming and other regulatory developments on the Partnership’s business;

•	The impact of legal proceedings on the Partnership’s business;

•	The impact of operating hazards that could adversely affect the Partnership’s operating results to the extent not covered by insurance;

•	The Partnership’s ability to make strategic acquisitions and successfully integrate them; and

•	The impact of current conditions in the global capital and credit markets, and general economic pressures.
Some of these risks and uncertainties are discussed in more detail in the Partnership’s Annual Report on Form 10-K for its fiscal year ended September 27, 2008 and other periodic reports filed with the United States Securities and Exchange Commission. Readers are cautioned not to place undue reliance on forward-looking statements, which reflect management’s view only as of the date made. The Partnership undertakes no obligation to update any forward-looking statement, except as otherwise required by law.
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Suburban Propane Partners, L.P. and Subsidiaries
Consolidated Statements of Operations
For the Three Months Ended December 27, 2008 and December 29, 2007
(in thousands, except per unit amounts)
(unaudited)

	Three Months Ended
	December 27,	December 29,
	2008	2007

Revenues
Propane	$273,908	$307,325
Fuel oil and refined fuels	54,191	78,035
Natural gas and electricity	22,281	23,983
Services	12,002	14,472
All other	933	1,294

	363,315	425,109

Costs and expenses
Cost of products sold	174,230	277,715
Operating	77,063	79,343
General and administrative	14,770	9,203
Depreciation and amortization	7,023	7,059

	273,086	373,320

Income before interest expense and provision for income taxes	90,229	51,789
Interest expense, net	9,403	8,388

Income before provision for income taxes	80,826	43,401
Provision for income taxes	138	1,679

Income from continuing operations	80,688	41,722

Discontinued operations:
Gain on disposal of discontinued operations	—	43,707

Net income	$80,688	$85,429

Income from continuing operations per Common Unit — basic	$2.46	$1.27
Discontinued operations	—	1.34

Net income per Common Unit — basic	$2.46	$2.61

Weighted average number of Common Units outstanding — basic	32,816	32,707

Income from continuing operations per Common Unit — diluted	$2.45	$1.27
Discontinued operations	—	1.33

Net income per Common Unit — diluted	$2.45	$2.60

Weighted average number of Common Units outstanding — diluted	32,939	32,908

Supplemental Information:
EBITDA (a)	$97,252	$102,555
Adjusted EBITDA (a)	$82,246	$105,238
Retail gallons sold:
Propane	99,047	111,937
Refined fuels	16,717	23,594
Capital expenditures:
Maintenance	$1,629	$2,111
Growth	$2,816	$4,475
(more)

(a)	EBITDA represents net income before deducting interest expense, income taxes, depreciation and amortization. Adjusted EBITDA represents EBITDA excluding the unrealized net gain or loss on mark-to-market activity for derivative instruments. Our management uses EBITDA and Adjusted EBITDA as measures of liquidity and we are including them because we believe that they provide our investors and industry analysts with additional information to evaluate our ability to meet our debt service obligations and to pay our quarterly distributions to holders of our Common Units.

In addition, certain of our incentive compensation plans covering executives and other employees utilize Adjusted EBITDA as the performance target. Moreover, our revolving credit agreement requires us to use Adjusted EBITDA as a component in calculating our leverage and interest coverage ratios. EBITDA and Adjusted EBITDA are not recognized terms under generally accepted accounting principles (“GAAP”) and should not be considered as an alternative to net income or net cash provided by operating activities determined in accordance with GAAP. Because EBITDA and Adjusted EBITDA as determined by us excludes some, but not all, items that affect net income, they may not be comparable to EBITDA and Adjusted EBITDA or similarly titled measures used by other companies.

The following table sets forth (i) our calculations of EBITDA and Adjusted EBITDA and (ii) a reconciliation of Adjusted EBITDA, as so calculated, to our net cash provided by (used in) operating activities:

	Three Months Ended
	December 27,	December 29,
	2008	2007
Net income	$80,688	$85,429
Add:
Provision for income taxes — current and deferred	138	1,679
Interest expense, net	9,403	8,388
Depreciation and amortization	7,023	7,059

EBITDA	97,252	102,555
Unrealized (non-cash) (gains) losses on changes in fair value of derivatives	(15,006)	2,683

Adjusted EBITDA	82,246	105,238
Add / (subtract):
Provision for income taxes — current	(138)	(402)
Interest expense, net	(9,403)	(8,388)
Unrealized (non-cash) gains (losses) on changes in fair value of derivatives	15,006	(2,683)
Compensation cost recognized under Restricted Unit Plan	569	(67)
Gain on disposal of property, plant and equipment, net	(230)	(1,429)
Gain on disposal of discontinued operations	—	(43,707)
Changes in working capital and other assets and liabilities	(63,046)	(90,515)

Net cash provided by (used in) operating activities	$25,004	$(41,953)

The unaudited financial information included in this document is intended only as a summary provided for your convenience, and should be read in conjunction with the complete consolidated financial statements of the Partnership (including the Notes thereto, which set forth important information) contained in its Quarterly Report on Form 10-Q to be filed by the Partnership with the United States Securities and Exchange Commission (“SEC”). Such report, once filed, will be available on the public EDGAR electronic filing system maintained by the SEC.